Exhibit 10.1

PANACOS PHARMACEUTICALS, INC.

Jane Henderson	January 1, 2008
59 Morningside Drive South
Westport, CT 06880

Dear Jane,

On behalf of Panacos Pharmaceuticals, Inc. (“Panacos” or “the Company”), I am very pleased to extend an offer of employment to you. The following summarizes the terms of your anticipated employment with Panacos. I encourage you to contact me or Stephen Andre in Human Resources with any questions you may have.

1. Position: Your position will be as Executive Vice President, Chief Financial Officer and Chief Business Officer reporting to the President & CEO. As a Panacos employee, we expect that you will perform any and all duties and responsibilities normally associated with your position to the best of your abilities at all times.

2. Starting Date/Nature of Relationship: Your employment with Panacos will begin on January 1, 2008. No provision of this letter shall be construed to create a promise of employment for any specific period of time. Your employment at Panacos is at-will employment, which may be terminated by you or Panacos at any time for any reason with five (5) days’ advance notice, subject to any other requirements in Section 6 below or the Addendum.

3. Reimbursement for Housing Expenses: It being understood that your primary residence will currently remain in Connecticut, Panacos will reimburse you for expenses paid by you for a residence in Massachusetts for twelve (12) months, in such amount to be mutually agreed upon by you and the Compensation Committee of the Board of Directors (and which shall be no greater than $4,000 per month). Panacos will also pay you an amount equal to the taxes imposed on you due to Panacos’ reimbursement of such expenses and any additional taxes payable as a result of any tax restoration payments made pursuant to this Section 3.

4. Compensation/Benefits: Your initial Base Pay shall be annualized at $300,000 minus customary deductions for federal and state taxes and the like, and shall be paid in accordance with Panacos’ usual payroll practices. Your Base Pay may be subject to annual increases at the discretion of the Board of Directors or Compensation Committee of the Board of Directors, which the Board of Directors or the Compensation Committee of the Board of Directors shall consider on an annual basis. Assuming you are still employed by Panacos at the time of payment (notwithstanding any pro-rata payments to which you may be entitled under Section 6.b.), you will also be eligible to receive an Annual Cash Bonus targeted at 35% of your annual Base Pay, at the end of each calendar year that you are employed by Panacos (such targeted amount, your “Target Annual Cash Bonus”). The award and amount (which may be less than or greater than the target amount) of any Annual Cash Bonus shall be determined at the sole, but good faith, discretion of Panacos, based on the achievement of mutually agreed upon performance goals (both individual and Company) and your continued employment with Panacos through the date of payment. Any Annual Cash Bonus will be paid within sixty (60) days following the end of the year to which it relates.

In connection with your employment, and subject to approval of the Compensation Committee of the Panacos Board of Directors, you will be granted an initial option to purchase 400,000 shares of common stock (“Initial Option Grant”) in Panacos at fair market value at the time of grant, pursuant to the terms of a formal stock option agreement. The exercise price will be determined based on the price of Panacos’ stock as reported by NASDAQ at the close of trading on the day the Compensation Committee of the Board of Directors approves the grant, which is also referred to as your grant date of such option and which will occur no later than the fifth (5th) day after your start date. Neither the formal Stock Option Agreement nor any applicable Panacos stock plan creates any obligation on Panacos’ part to employ you for any particular period of time. The options, which to the maximum extent permitted by law shall be incentive stock options, will become exercisable on a time-based basis at the rate of 1/48th per month beginning one (1) month from the date of grant and continuing as set forth in your stock option certificate. Subject to Section 5 below and the terms of your Stock Option Certificate and the applicable stock option plan, upon termination of employment, you shall have three (3) months to exercise any unexercised, vested options. You may be eligible for additional option grants in the future, which the Board of Directors or the Compensation Committee of the Board of Directors shall consider on an annual basis.

Also, subject to approval of the Compensation Committee of the Panacos Board of Directors, you will be granted 75,000 shares of restricted stock in Panacos to vest on the earlier of: (i) the dosing of the first patient in a Phase 3 trial or pivotal trial of a Panacos product; or (ii) the third anniversary of the grant date of such restricted stock, subject to any accelerated vesting set forth in Sections 6.b. or 6.c. The grant date will be on the day the Compensation Committee of the Board of Directors approves such grant and will occur no later than five (5) days after your start date. You may be eligible for additional restricted stock grants in the future, which the Board of Directors or the Compensation Committee of the Board of Directors shall consider on an annual basis. The purchase price per share of the restricted stock shall be $0.01, payment of which shall be in the form of services to be rendered by you to the Company and your acceptance of employment with the Company. The terms and conditions of any restricted stock granted to you will be evidenced in a formal restricted stock award agreement to be entered into between you and Panacos.

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In addition to your compensation, you are entitled, subject to the eligibility requirements of any applicable plans or policies, to participate in all benefits offered by Panacos on the same terms as all other executives of Panacos, including Panacos’ medical, disability and life insurance, dependent care and medical flexible spending plans, 401(k) plan, and paid vacation and holiday time. These benefits, of course, may be modified or changed from time to time at the sole discretion of Panacos. Panacos’ present benefit structure and other important information about the benefits for which you may be eligible are available from Human Resources. Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. Vacation and holidays are governed by Company policy. Subject to those policies, you will be eligible to 4 weeks of vacation, to be accrued in accordance with Company policy applicable to all other executives, and ten (10) holidays each year. Should you ever have any questions about Panacos benefits, you should ask Panacos for a copy of the applicable plan document or policy.

5. Confidentiality/Proof of Employability: Panacos’ offer is contingent on your execution of the attached Employee Inventions, Non-Competition, Non-Disclosure, and Non-Solicitation Agreement. This Agreement is necessary to protect Panacos’ trade secrets, confidential information and/or goodwill. Also, your employment is contingent on your provision of all documents required to verify your eligibility to work in the United States.

6. Termination of Employment/Severance and Other Benefits: As stated, your employment with Panacos is at-will, which means that either you or Panacos may end the employment relationship at any time, for any reason, with notice as set forth in Section 2. Notwithstanding the foregoing, if you are terminated as set forth in this section, Panacos will provide you with the severance and benefits set forth in this section.

a. If your employment is terminated by Panacos without Cause (as defined in the Addendum, attached hereto) or if you resign for Good Reason (as defined in the Addendum), then, subject to your timely execution of a separation agreement reasonably agreed to by the parties in a form substantially similar to the form attached hereto as Exhibit A, Panacos will pay you severance of nine (9) month’s base pay, paid out over time in accordance with Panacos’ then-current payroll practices, and, under and subject to the requirements of COBRA, will continue to pay its portion of the cost to continue medical and dental coverage for you and your immediate family as in effect immediately prior to such termination for nine (9) months following the termination date. In addition, subject to the stock plan and your stock option certificates, you will have twelve (12) months from the date of your termination to exercise any stock options that are vested as of your termination date, provided that such extension may cause the options to become non-qualified options.

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b. If, on the date of or within twelve (12) months following a Change of Control (as defined in the Addendum), your employment is terminated by you for Good Reason (as defined in the Addendum) or by Panacos for reasons other than Cause (as defined in the Addendum), then, subject to your timely execution of a separation agreement reasonably agreed to by the parties in a form substantially similar to the form attached hereto as Exhibit A, in lieu of 6(a), Panacos will pay you severance of one (1) year’s base pay, paid out over time in accordance with Panacos’ then-current payroll practices, and, under and subject to the requirements of COBRA, will continue to pay its portion of the cost to continue medical and dental coverage for you and your immediate family as in effect immediately prior to such termination for one (1) year following the termination date. You will also be entitled to a pro-rated portion of your Target Annual Cash Bonus based upon the number of days elapsed from the first day of the calendar year in which your employment is terminated to the date of your termination. Such bonus will be paid within sixty (60) days following the date of termination. In addition, at the time of such termination or resignation, any unvested options shall become fully vested and exercisable and any outstanding restricted stock shall be deemed to be fully vested and will no longer be subject to a right of repurchase by Panacos. Subject to the stock plan and your stock option certificates, you will have twelve (12) months from the date of your termination to exercise any vested stock options.

c. In the case of your death or Permanent and Total Disability (as defined in the Addendum), as of the date of your death or Permanent and Total Disability: (i) any outstanding options shall become automatically exercisable and may be exercised at any time within one (1) year after that date (unless terminated earlier by its terms), and such shall be reflected in the terms of your formal stock option agreement; and (ii) any outstanding restricted stock shall be deemed to be fully vested and will no longer be subject to a right of repurchase by Panacos and such shall be reflected in the terms of your formal restricted stock award. You will also be entitled to a pro-rated portion of your Target Annual Cash Bonus based upon the number of days elapsed from the first day of the calendar year of your death or Permanent and Total Disability. Such bonus will be paid within sixty (60) days following the date of your death or Permanent and Total Disability.

d. Notwithstanding anything to the contrary contained herein, to the extent that you are deemed to be a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, as amended (the “Code”), and any successor statute, regulation and guidance thereto, and only insofar as it is required by Code Section 409A, any payments to which you may become entitled under this Section will not commence until the first business day of the seventh (7th) month following the effective date of your termination.

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7. Internal Revenue Code Section 280G: In the event that it is determined that any payment or distribution of any type to you or for your benefit made by Panacos, by any of its affiliates, by any person or entity that acquires ownership or effective control or ownership of a substantial portion of Panacos’ assets (within the meaning of Section 280G of the Code and the regulations thereunder) or by any affiliate of such person or entity, whether paid or payable or distributed or distributable pursuant to the terms of this offer letter or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions or benefits shall be payable either: (a) in full or (b) in a lesser amount reflecting a reduction in payments to the extent necessary to result in no portion of such payments or distributions or benefits being subject to the Excise Tax. Method (b) shall be used unless method (a) provides a higher after-tax benefit to you. If method (b) is used, then you shall have the right to determine which payments or benefits will be reduced and in what magnitude. You and Panacos shall furnish such documentation and documents as may be necessary for your independent external accountants to perform the requisite computations and analysis contemplated by this Section 7.

8. Certifications: You hereby agree, represent and warrant that: (i) neither your execution of this offer letter nor your becoming an employee of Panacos will cause you to be in violation of any post-employment restrictive covenants (e.g., non-competition/confidentiality agreements) with any prior employer; (ii) you understand that Panacos will not ask for nor accept any confidential information belonging to any such employer; and (iii) you will honor all such valid agreements.

9. Miscellaneous: This letter, together with the attached Addendum, the Employee Inventions, Non-Competition, Non-Disclosure, and Non-Solicitation Agreement, constitutes Panacos’ entire offer regarding the terms and conditions of your employment with Panacos. It supersedes any prior agreements or other promises or statements (whether oral or written) regarding the offered terms of employment.

You acknowledge and agree that Panacos does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If so requested by you, Panacos will negotiate in good faith and with you will jointly execute an amendment to modify this offer letter to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto; provided, that no such amendment shall increase the total financial obligation of Company under this offer letter.

The terms of your employment shall be governed by the law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection

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with your employment with Panacos, or any separation of employment (whether voluntary or involuntary) from Panacos, shall be resolved in a court of competent jurisdiction in the Commonwealth of Massachusetts by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

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You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter and returning it to Stephen Andre.

Sincerely,

/s/ Alan W. Dunton
Alan W. Dunton, M.D.
President and CEO

Agreed and Accepted

/s/ Jane Henderson
Jane Henderson

Date:	January 1, 2008
(Please date after you sign)

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ADDENDUM – Definitions Applicable to Henderson Employment Agreement

(a) For purposes hereof, “Cause” shall mean: (i) willful misconduct by Henderson; or (ii) willful failure by Henderson to perform her responsibilities to Panacos (including, without limitation, breach by Henderson of any provision of any employment, consulting, advisory, non-disclosure, non-competition or other similar agreement between Henderson and Panacos) which, in each case, Henderson has failed to remedy within fifteen (15) days following Panacos’ delivery to Henderson of written notice of such misconduct or failure to perform responsibilities.

(b) For purposes hereof, “Good Reason” means any of the following:

i. a material and substantial diminution of Henderson’s responsibilities;

ii. the loss of the title of Executive Vice President, Chief Financial Officer and Chief Business Officer;

iii. an alteration of Henderson’s direct reporting structure such that she no longer reports directly to the President & CEO of Panacos or its successor, without the prior written consent of Henderson (such consent not to be unreasonably withheld);

iv. a material or substantial reduction in Henderson’s compensation;

v. a reduction in Henderson’s Base Pay following a change of control; or

vi. material breach by Panacos or its successor of the terms of Henderson’s employment agreement with Panacos or its successor (including the failure to grant equity promised thereunder).

Before “Good Reason” has been deemed to have occurred, Henderson must give Panacos written notice detailing why Henderson believes a Good Reason event has occurred and such notice must be provided to Panacos within thirty (30) days of Henderson’s actual knowledge of the initial occurrence of such alleged Good Reason event. Panacos shall then have thirty (30) days after its receipt of written notice to cure the item cited in the written notice so that “Good Reason” will have not formally occurred with respect to the event in question. A termination of employment due to Good Reason shall occur no later than seventy five (75) days after Henderson’s actual knowledge of the condition giving rise to Good Reason.

(c) For purposes hereof, a “Change of Control” means the occurrence of any of the following events, but only to the extent each of the following is interpreted in a manner consistent with the meaning of “ a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under Section 409A of Internal Revenue Code, as amended, (the “Code Section 409A”) and any successor statute, regulation and guidance thereto, and limited to the extent necessary so that it will not cause adverse tax consequences with respect to Code Section 409A:

i. a merger or consolidation in which

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1. Panacos is a constituent party, or

2. a subsidiary of Panacos is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation,

In the case of (1) or (2) above, except any such merger or consolidation involving Panacos or a subsidiary in which the holders of capital stock of Panacos immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation more than 50%, by voting power and economic interest, of the capital stock of (A) the surviving or resulting entity or (B) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity; or

ii. the sale, in a single transaction or series of related transactions,

1. by Panacos of all or substantially all of the assets of Panacos (except where such sale is to a wholly owned subsidiary of Panacos); or

2. by the stockholders of Panacos of more than 50%, by voting power and economic interest, of the then-outstanding capital stock of Panacos.

(d) For purposes hereof, “Permanent and Total Disability” shall mean Henderson is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. Any determination of permanent and total disability shall be made in good faith by Panacos on the basis of a report signed by a qualified physician.

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Exhibit A

Form of Separation Agreement

PANACOS PHARMACEUTICALS, INC.

[DATE]

Jane Henderson

59 Morningside Drive South

Westport, CT 06880

Re:	Separation Agreement

Dear Jane:

The purpose of this Separation Agreement (hereinafter the “Agreement”) is to confirm the terms of your separation from Panacos Pharmaceuticals, Inc. (“Panacos” or “Company”). The promises made by Panacos hereunder are contingent on your agreement to and compliance with the terms of this Agreement.

1. Separation of Employment. You acknowledge that your employment with Panacos ended on [will end on]                      (the “Separation Date”). Pursuant to your separation from the Company, you acknowledge and agree that Panacos shall otherwise remove you as a signatory or fiduciary from all plans or accounts where you held such role (such as bank accounts, retirement plans, and the like), and that from and after the Separation Date you shall have no authority and shall not represent yourself as an employee, officer, director, or agent of Panacos.

2. Consideration. In accordance with your January 1, 2008 employment letter agreement with Panacos (the “Employment Agreement”), and in exchange for the mutual covenants set forth in this Agreement, and contingent on your valid execution of this Agreement, Panacos agrees to provide you with the following payments and benefits (the “Consideration”), beginning on the eighth (8th) day following your execution of the Agreement (the “Effective Date”):

[Terms in brackets denoted with an (A) are for a termination not in connection with a Change of Control pursuant to Section 6(a) of the Employment Agreement and terms in brackets denoted with a (B) are for a termination in connection with a Change of Control pursuant to Section 6(b) of the Employment Agreement.]

(a) Payment in a gross amount equal to [nine (9)A/twelve (12)B] months of your then-current base salary, paid in equal installments through              pursuant to Panacos’ normal payroll practices, less customary deductions and withholdings; and

(b) By law, and regardless of whether you sign this Agreement, you will have the right to continue your medical and dental insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). The COBRA “qualifying event” shall be deemed to be the Separation Date. If you complete the appropriate forms and execute this Agreement, Panacos will, for [nine (9)A/twelve (12)B] months following the Separation Date, continue to pay the share of the premium for such medical and dental insurance coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage. All other benefits shall cease as of the Separation Date[.; andB]

[(c) Within sixty (60) days following the Separation Date, a lump sum payment in the gross amount of $            , which is equal to a pro-rated portion of your Target Annual Cash Bonus (as defined in your Employment Agreement) based upon the number of days elapsed from January 1st of the calendar year in which your Separation Date occurs, less customary deductions and withholdings. B]

3. Equity. To the extent applicable, all of the terms, rights and conditions of the [INSERT APPROPRIATE TITLE OF APPLICABLE EQUITY PLAN(S) AND AGREEMENT(S)] are hereby incorporated by reference and shall survive the signing of this Agreement. As of the Separation Date, you are vested in a total of              shares of Panacos common stock. You acknowledge and agree that, following the Separation Date, you shall not have any right to vest in any additional stock or stock options under any Company stock or stock option plan (of whatever name or kind) that you may have participated in or were eligible to participate in during your employment. The Company acknowledges that you will have up to twelve (12) months after the Separation Date to exercise any vested stock option rights you may have as of the Separation Date.

4. No Amounts Owing. You acknowledge and agree that, except for the specific financial consideration set forth in this Agreement and any business expenses that are reimbursable in accordance with Company policy and have been submitted to Panacos as of the Separation Date, you have been paid and provided all wages, commissions, bonuses, vacation pay, holiday pay and any other form of compensation that may be due to you now or which would have become due in the future in connection with your employment with or separation of employment from Company.

5. Confidentiality; Non-Disparagement; Related Covenants. You hereby agree and acknowledge the following:

(a) That you have returned, or, if not, will immediately return, to Panacos all Company documents and property (and any copies, duplicates, or replicas thereof), and that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of Panacos’ trade secrets and/or confidential and proprietary documents and information;

(b) That you will abide by your Employee Inventions, Non-Competition, Non-Disclosure and Non-Solicitation Agreement with Panacos (the “Noncompetition and Confidentiality Agreement”), previously signed by you, the terms of which are hereby incorporated by reference and which shall survive the signing of this Agreement.

(c) That, in the event that you receive an order, subpoena, request, or demand for disclosure of Panacos’ trade secrets and/or confidential and proprietary documents and information from any court or governmental agency, or from a party to any litigation or administrative proceeding, you shall as soon as reasonably possible and prior to disclosure notify Panacos of same, in order to provide Panacos with the opportunity to assert its respective interests in addressing or opposing such order, subpoena, request, or demand;

(d) That all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law); and

(e) That you will not make any statements that are disparaging about, or adverse to, the interests or business of Panacos (including its officers, directors, employees, and direct or indirect shareholders) including, without limitation, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of Panacos (including its officers, directors, employees, and direct or indirect shareholders).

(f) That the breach of any of the foregoing covenants set forth in Sections 5(a) through 5(e) by you shall relieve Panacos of any further obligations to you under Section 2 and shall entitle Panacos to cease any further payments under Section 2.

6. Release of Claims.

(a) You hereby agree and acknowledge that by signing this Agreement and agreeing to accept the Consideration to be provided to you, and other good and valuable consideration provided for in this Agreement, you are releasing and waiving your right to assert any form of legal or equitable claim against Panacos1 whatsoever for any alleged

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For purposes of this Section 6, “Panacos” shall include Panacos Pharmaceuticals, Inc. and any of its divisions, affiliates, parents, direct or indirect shareholders, subsidiaries, and all other related entities, and its and their directors, officers, employees, trustees, agents, successors, assigns and direct or indirect shareholders.

action, inaction, event or circumstance existing, arising or relating thereto from the beginning of time through the date you sign this Agreement. Your waiver and release herein is intended to bar any form of legal or equitable claim, charge, complaint, demand or any other form of action (jointly referred to as “Claims”) against Panacos seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against Panacos, for any alleged action, inaction, event or circumstance whatsoever existing, arising or relating thereto from the beginning of time through the date you sign this Agreement;

(b) Without limiting the generality of the foregoing, you specifically waive and release Panacos from any claim arising or resulting from or related to your employment relationship with Panacos up through the Separation Date including, without limitation: (i) claims under any Massachusetts or other state or federal discrimination, fair employment practices, or other employment related statute, regulation or executive order (as they may have been amended through the Separation Date); (ii) claims under any Massachusetts or other state or federal employment related statute, regulation or executive order relating to terms and conditions of employment (as they may have been amended through the Separation Date); (iii) claims under any Massachusetts or other state or federal common law theory; and (iv) any other claim arising under other state or federal law;

(c) Notwithstanding the foregoing, (i) this section does not release Panacos from any obligation expressly set forth in this Agreement, and is not intended to and shall not act as a waiver or release of any claims to: (A) any vested benefits subject to a third party benefit plan (including, without limitation, any retirement/pension/401K benefits) or (B) any claims that you cannot by law waive or release and (ii) nothing in this Agreement releases the Company from its obligations to you upon termination of your employment with respect to any stock options, restricted stock or other equity awards granted to you and vested as of the Separation Date pursuant to any applicable equity incentive plans or agreements between you and Panacos in respect of such equity awards; and

(d) You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Consideration and other benefits being provided to you under this Agreement.

(e) Neither Panacos’ officers or directors, nor any individual formally speaking on behalf of Panacos, will make any statements that are disparaging about or adverse to you.

7. ADEA/OWBPA Review And Revocation Rights.

(a) Section 6 does not prohibit you from challenging the validity of the releases contained therein under the ADEA, filing a charge or complaint of discrimination with the federal Equal Employment Opportunity Commission (“EEOC”), or participating in any investigation or proceeding conducted by the EEOC. In addition, nothing in Section 6 shall limit Panacos’ right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the ADEA or other laws, or seek recovery from you, to the extent permitted by law, of the Consideration provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail on the merits of a claim under the ADEA or other laws.

(b) You and Panacos acknowledge that you are 40 years of age or older and that you therefore have specific rights under the ADEA, which prohibits discrimination on the basis of age. You and Panacos further acknowledge and agree that the release set forth in Section 6 is intended to release any right you may have to file a claim against Company alleging discrimination on the basis of age. Consistent with the provisions of the ADEA, you shall have twenty-one (21) days from your receipt of this Agreement to consider and accept its terms by signing below, although you may execute the Agreement earlier if you wish. You are advised to consult with an attorney prior to signing this Agreement. In addition, you may rescind your assent to this Agreement if, within seven (7) days after the date you sign this Agreement, you deliver a notice of rescission to [INSERT NAME], Panacos Pharmaceuticals, Inc., 134 Coolidge Avenue, Watertown, MA 02472. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period. Any such rescission shall not affect the termination of your employment, which occurred on the Separation Date.

8. Taxation. We intend this Agreement to be in compliance with Section 409A of the Internal Revenue Code of 1986 (as amended). You acknowledge and agree, however, that Panacos does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including, without limitation, to consequences related to Code Section 409A. In the event any payments or benefits are deemed by the IRS to be non-compliant, this Agreement, at your option, shall be modified to the extent practicable, so as to make it compliant by altering the payments or benefits, or the timing of their receipt, provided that no such modification shall increase Panacos’ obligations hereunder.

9. Voluntary Agreement. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to consult with legal counsel and to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither Panacos nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

10. Entire Agreement; Modifications; Choice of Law And Venue; Jury Waiver. Except for: (a) your Noncompetition and Confidentiality Agreement; (b) your [INSERT SURVIVING STOCK/OPTION PLANS AND AGREEMENTS]; and (c) [INSERT ANY ADDITIONAL SURVIVING AGREEMENTS], this Agreement supersedes any and all prior oral and/or written agreements and sets forth the entire agreement between you and Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall take effect as an instrument under seal and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full. Both you and Panacos hereby waive your right to jury trial with respect to any claims related to this Agreement or to your employment with Panacos. This Agreement shall be binding on you and Panacos, and their respective heirs, successors, and assigns, including without limitation any company into which Panacos may be merged, reorganized, or liquidated, or by which it may be acquired. Panacos shall obtain any approvals from the Board of Directors of Panacos (or any authorized committee thereof) necessary to effectuate the terms of this Agreement.

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If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to [INSERT NAME], Panacos Pharmaceuticals, Inc., 134 Coolidge Avenue, Watertown, MA 02472, within 21 days of the date above.

Very truly yours,

Panacos Pharmaceuticals, Inc.

	By:	[INSERT NAME]

Confirmed and Agreed:

Jane Henderson
Dated:

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